Exhibit 99.1

News Release

MEDIA: Ken Herz (412) 234-0850 Ron Sommer (412) 236-0082	ANALYSTS: Steve Lackey (412) 234-5601 Andy Clark (412) 234-4633	Corporate Affairs One Mellon Center Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

MELLON REPORTS FOURTH QUARTER CONTINUING EPS OF $.50

— Investment management fees increased 15%, institutional trust and custody fees increased 31% —

PITTSBURGH, Jan. 18, 2006 — Mellon Financial Corporation (NYSE:MEL) today reported income from continuing operations of $208 million, or 50 cents per share, in the fourth quarter of 2005. This compares to income from continuing operations of $199 million, or 47 cents per share, in the fourth quarter of 2004, and $196 million, or 47 cents per share, in the third quarter of 2005.

“Fourth quarter and full-year results for 2005 demonstrated how well we are capitalizing on the growth opportunities in Asset Management and Asset Servicing. Over each of the past two years we have achieved double-digit growth in the revenue and pretax income of Asset Management and Asset Servicing, and the fourth quarter of 2005 represented a continuation of this trend. The record level of assets under management, custody and administration resulted from strong institutional investment performance, excellent service quality and our ability to leverage the key strategic synergies of these two growth businesses. In the fourth quarter of 2005, our Asset Management and Asset Servicing businesses represented 83% of our pre-tax income, compared to only 67% in the fourth quarter of 2004. In the fourth quarter, we generated a superior return on common equity of 20%. In 2005, we continued to manage our capital base aggressively by supporting growth through investments and acquisitions, increasing the dividend and repurchasing shares,” said Martin G. McGuinn, chairman and chief executive officer of Mellon Financial Corporation.

Net income, including discontinued operations, totaled $208 million, or 50 cents per share, in the fourth quarter of 2005, compared with $192 million, or 46 cents per share, in the fourth quarter of 2004, and $194 million, or 47 cents per share, in the third quarter of 2005.

Income from continuing operations for the full-year 2005 totaled $912 million, or $2.18 per share, compared with $807 million, or $1.90 per share in 2004. Net income, including discontinued operations, for the full-year 2005 totaled $782 million, or $1.87 per share, compared with $796 million, or $1.88 per share, for the full-year 2004.

Fourth Quarter Highlights of Continuing Operations (comparisons are with the fourth quarter of 2004, unless noted otherwise).

•	Total fee and other revenue increased $125 million, or 13%, to $1.107 billion and represented 90% of total revenue. The overall increase was driven by a $69 million increase in investment management fees and a $51 million increase in institutional trust and custody fees. Total fee and other revenue increased 7% (unannualized) compared to the third quarter of 2005.

•	Assets under management increased 11% to a record level of $781 billion at Dec. 31, 2005. Assets under administration or custody increased 21% to a record level of $3.908 trillion at Dec. 31, 2005. Assets under management increased 2% (unannualized), and assets under administration or custody increased 3% (unannualized) compared to Sept. 30, 2005.

Mellon Reports Earnings

Jan. 18, 2006

•	Investment management fee revenue increased 15% to $524 million. The increase in investment management fees reflects net inflows, improved market conditions and a higher level of performance fees. Investment management fee revenue grew by 10% (unannualized) compared to the third quarter of 2005. Performance fees totaled $77 million in the fourth quarter of 2005 and $171 million in the full-year 2005, both record levels.

•	Institutional trust and custody fee revenue, including securities lending revenue, increased 31% to a record level of $214 million. The increase reflects the benefit of net new business, improved market conditions and the acquisitions of DPM and Mellon Analytical Solutions. Institutional trust and custody fee revenue grew by 8% (unannualized) compared to the third quarter of 2005.

•	Net interest revenue (FTE) totaled $126 million, an increase of $5 million.

•	Total operating expenses in the fourth quarter of 2005 were $916 million, an increase of $101 million, or 12%. Operating expenses in the fourth quarter of 2004 benefited from a $17 million reduction in a sublease loss reserve that was previously recorded in connection with our Pittsburgh headquarters building. Excluding this amount, the increase of total operating expenses in the fourth quarter of 2005 was 10%, less than the 12% growth in total revenue.

Compared to the third quarter of 2005, total operating expenses in the fourth quarter of 2005 increased by 5% (unannualized), less than the 6% (unannualized) growth in total revenue, demonstrating our focus on positive operating leverage.

•	The provision for credit losses totaled $5 million in the fourth quarter of 2005. The provision for credit losses totaled a negative $4 million in the fourth quarter of 2004. The level of nonperforming assets declined to $16 million at Dec. 31, 2005 from $29 million at Dec. 31, 2004.

•	The tax rate was 32.6% for the fourth quarter of 2005 compared to 30.5% for the fourth quarter of 2004 and 28.6% for the third quarter of 2005. It is currently anticipated that the tax rate for the first quarter of 2006 will be approximately 33%. The differential of the higher tax rate in the fourth quarter of 2005 is 1 cent per share compared to the fourth quarter of 2004, and 3 cents per share compared to the third quarter of 2005.

•	Return on common shareholders’ equity was 20% for the fourth quarter of 2005.

•	The tangible shareholders’ equity ratio was 5.19% at Dec. 31, 2005 compared to 5.08% at Sept. 30, 2005.

•	Mellon repurchased 3.7 million shares of common stock during the fourth quarter. In addition, we repurchased 2 million shares on Jan. 3, 2006.

Also today, Mellon declared its quarterly common stock dividend of 20 cents per share. This cash dividend is payable on Wednesday, Feb. 15, 2006, to shareholders of record at the close of business on Tuesday, Jan. 31, 2006.

Mellon Reports Earnings

Jan. 18, 2006

Throughout this earnings release, certain fourth quarter 2004 and full-year 2005 and 2004 measures, which are noted, exclude certain items. We believe these measures are useful to the investment community in analyzing the financial results and trends of ongoing operations. We believe they facilitate comparisons with prior periods and reflect the principal basis on which our management monitors financial operating performance. See page 15 for a reconciliation of revenue and expense amounts presented in accordance with Generally Accepted Accounting Principles (GAAP) to adjusted non-GAAP revenue and expense amounts, which exclude these items. We do not believe any adjustments to Reported Amounts from the fourth quarter of 2005 and the third quarter of 2005 are necessary to facilitate comparisons with prior quarterly periods, and we have made no adjustments to Reported Amounts for the purpose of our internal assessment of quarterly financial performance.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, payment solutions and investor services, and treasury services. Mellon has approximately $4.7 trillion in assets under management, administration or custody, including $781 billion under management. News and other information about Mellon is available at www.mellon.com.

Conference Call and Supplemental Data

Martin G. McGuinn, chairman and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer, will host a conference call and simultaneous webcast at 8 a.m. EST on Wednesday, Jan. 18, 2006. This conference call and webcast will include forward-looking information and may include other material information. Persons wishing to access the conference call and webcast may do so by dialing (888) 466-9857 (U.S.) or (847) 619-6150 (international), or by logging on to www.mellon.com. A series of graphics related to the topics to be discussed in the conference call and webcast will be available at www.mellon.com beginning at approximately 7:30 a.m. EST on Jan. 18. Replays of the conference call and webcast will be available beginning Jan. 18 at approximately 5 p.m. EST until Wednesday, Feb. 1, 2006 at 5 p.m. EST by dialing (888) 895-5637 (U.S.) or (402) 220-3731 (international). The archived version of the conference call, webcast and related graphics will also be available at www.mellon.com for the same time period.

Note: Access to supplemental financial trends is available via www.mellon.com/investorrelations/financialtrends. The financial trends have been updated through Dec. 31, 2005 and include data that previously had been included in the earnings release. These trends include consolidated and business sector information.

This earnings release contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the expected first quarter 2006 tax provisioning rate. These forward-looking statements and other forward-looking statements contained in other public disclosures of the Corporation which make reference to the cautionary factors contained in this earnings release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, geographic sources of income and levels of tax-free income, as well as other risks and uncertainties detailed elsewhere in this earnings release and in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 and in subsequent reports filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of Jan. 18, 2006, and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after Jan. 18, 2006 or to reflect the occurrence of unanticipated events.

Mellon Reports Earnings

Jan. 18, 2006

CONDENSED CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation

	Quarter ended			Year ended
(in millions, except per share amounts)	Dec. 31, 2005	Sept. 30, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Noninterest revenue
Investment management (a)	$524	$479	$455	$1,875	$1,625
Distribution and service (a)	90	82	68	317	269
Institutional trust and custody (a)	214	197	163	778	628
Payment solutions & investor services	126	122	138	524	565
Foreign exchange trading	46	52	41	202	186
Financing-related	31	34	40	132	137
Equity investment	18	17	29	269	160
Other (a)	58	55	48	198	174

Total fee and other revenue (a)	1,107	1,038	982	4,295	3,744
Gains on sales of securities	–	1	–	1	8

Total noninterest revenue (a)	1,107	1,039	982	4,296	3,752

Net interest revenue
Interest revenue	325	299	234	1,159	850
Interest expense	202	181	118	674	384

Net interest revenue	123	118	116	485	466
Provision for credit losses	5	12	(4)	19	(11)

Net interest revenue after provision for credit losses	118	106	120	466	477

Operating expense
Staff:
Compensation	264	258	263	1,019	972
Incentive	134	127	120	483	393
Employee benefits	66	67	51	262	210

Total staff	464	452	434	1,764	1,575
Professional, legal and other purchased services (a)	123	114	108	447	386
Distribution and servicing (a)	106	100	80	377	319
Net occupancy	59	61	43	236	235
Equipment	47	44	42	176	169
Business development	28	23	23	95	87
Communications	21	19	22	84	84
Amortization of intangible assets	8	6	6	27	19
Other (a)	60	52	57	211	186

Total operating expense (a)	916	871	815	3,417	3,060

Income
Income from continuing operations before income taxes	309	274	287	1,345	1,169
Provision for income taxes	101	78	88	433	362

Income from continuing operations	208	196	199	912	807
Discontinued operations:
Loss from operations after-tax	–	–	(9)	(100)	(16)
Net gain (loss) on disposals after-tax	–	(2)	2	(30)	5

Loss from discontinued operations, net of tax expense (credit) of $(3), $(1), $(7), $1 and $(7)	–	(2)	(7)	(130)	(11)

Net income	$208	$194	$192	$782	$796

Earnings per share
Basic:
Income from continuing operations	$.51	$.47	$.47	$2.20	$1.92
Net income	$.50	$.47	$.46	$1.88	$1.90
Diluted:
Income from continuing operations	$.50	$.47	$.47	$2.18	$1.90
Net income	$.50	$.47	$.46	$1.87	$1.88

(a)	In the third quarter of 2005, Mellon began to record gross mutual fund distribution and service fees earned and paid as noninterest revenue and operating expense. Previously, the net amount of these revenues/expenses was recorded in fee revenue. In addition, in the third quarter of 2005 we began to record revenue passed to joint ventures as other expense. Previously, these amounts were reported as a reduction of other revenue. Fourth quarter and full-year 2004 periods have been reclassified. These reclassifications had no impact on net income, but reduced pre-tax margins.

Mellon Reports Earnings

Jan. 18, 2006

CONDENSED CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation

(dollar amounts in millions)	Dec. 31, 2005	Sept. 30, 2005	Dec. 31, 2004

Assets
Cash and due from banks	$2,373	$2,770	$2,775
Money market investments	3,085	2,521	4,673
Trading account securities	269	286	262
Securities available for sale	17,245	16,821	13,376
Investment securities (approximate fair value of $170, $179, and $217)	167	175	211
Loans	6,573	7,558	6,754
Reserve for loan losses	(63)	(80)	(98)

Net loans	6,510	7,478	6,656
Premises and equipment	656	627	688
Goodwill	2,166	2,178	2,321
Other intangibles	148	154	145
Assets of discontinued operations	–	–	40
Other assets	6,059	5,733	5,968

Total assets	$38,678	$38,743	$37,115

Liabilities
Deposits	$26,074	$25,155	$23,591
Short-term borrowings	845	1,675	915
Other liabilities	2,852	2,989	2,868
Notes and debentures (with original maturities over one year)	3,663	3,695	4,567
Junior subordinated debentures	1,042	1,047	1,057
Liabilities of discontinued operations	–	–	15

Total liabilities	34,476	34,561	33,013

Shareholders’ equity
Common stock - $.50 par value Authorized - 800,000,000 shares, Issued – 588,661,920 shares	294	294	294
Additional paid-in capital	1,953	1,946	1,931
Retained earnings	6,842	6,715	6,397
Accumulated unrealized gain (loss), net of tax	(84)	(57)	49
Treasury stock of 173,183,019; 170,537,262 and 165,308,079 shares, at cost	(4,803)	(4,716)	(4,569)

Total shareholders’ equity	4,202	4,182	4,102

Total liabilities and shareholders’ equity	$38,678	$38,743	$37,115

Mellon Reports Earnings

Jan. 18, 2006

FINANCIAL HIGHLIGHTS

Mellon Financial Corporation

(dollar amounts in millions, except per share amounts and unless otherwise noted; common shares in thousands)	Quarter ended				Year ended
	Dec. 31, 2005		Sept. 30, 2005	Dec. 31, 2004	Dec. 31, 2005		Dec. 31, 2004
Continuing Operations:
Noninterest revenue	$1,107		$1,039	$982	$4,296		$3,752
Net interest revenue	123		118	116	485		466

Total revenue	$1,230		$1,157	$1,098	$4,781		$4,218

Return on equity	20.1%		18.9%	19.9%	22.1%		21.1%
Fee and other revenue as a percentage of total revenue (FTE)	90%		90%	89%	90%	(a)	89%	(a)
Pre-tax operating margin (FTE)	26%		24%	27%	29%		29%
Net interest margin (FTE)	1.85%		1.84%	1.93%	1.92%		2.09%

Average common shares and equivalents outstanding:
Basic	412,081		414,606	418,636	415,291		419,610
Diluted	415,534		417,911	422,831	418,832		424,287

Period-end data

Assets under management (in billions)	$781		$766	$707
Assets under administration or custody (in billions)	$3,908		$3,777	$3,233

Employees (b)	16,700		16,700	15,700
Total shareholders’ equity to assets ratio	10.86%		10.79%	11.05%
Tangible shareholders’ equity to assets ratio	5.19%		5.08%	4.72%
Tier I capital ratio	10.8%	(c)	10.52%	10.54%
Total (Tier I plus Tier II) capital ratio	16.7%	(c)	16.35%	16.47%
Leverage capital ratio	8.3%	(c)	8.21%	7.87%

Book value per common share	$10.11		$10.00	$9.69
Tangible book value per common share	$4.54		$4.42	$3.86
Closing common stock price per share	$34.25		$31.97	$31.11
Market capitalization	$14,230		$13,367	$13,171

(a)	Excluding the gains on the sale of our investment in Shinsei Bank recorded in the first quarter of 2005 and the first quarter of 2004, fee and other revenue as a percentage of total revenue (FTE) would have totaled 89% for the year-ended 2005, and 88% for the year-ended 2004.
(b)	The increase compared with Dec. 31, 2004 is primarily due to acquisitions.
(c)	Preliminary.

Note: Throughout this earnings release, all information is reported on a continuing operations basis unless otherwise noted, and all calculations are based on unrounded numbers. Quarterly returns are annualized. Certain amounts are presented on a fully taxable equivalent (FTE) basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income.

Mellon Reports Earnings

Jan. 18, 2006

Noninterest Revenue

Fee and other revenue of $1.107 billion in the fourth quarter of 2005 increased $125 million, or 13%, from $982 million in the fourth quarter of 2004, due to increases in investment management fees and institutional trust and custody fees. The increases reflect net new business, improved market conditions and higher performance fees as well as the impact of acquisitions, which accounted for $31 million, or 3%, of the increase. Fee and other revenue increased $69 million, or 7% (unannualized), compared to the third quarter of 2005, primarily resulting from the same factors.

Fee and other revenue totaled $4.295 billion in full-year 2005, an increase of $551 million, or 15%, from $3.744 billion in full-year 2004. Excluding the gains on the sale of the Shinsei investment recorded in the first quarters of 2005 and 2004, fee and other revenue increased $447 million, or 12%, primarily due to increases in investment management and institutional trust and custody fees. The impact of acquisitions accounted for $121 million of this increase.

Investment management fee revenue

Investment management fee revenue - by business sector				Percent Inc.
	Quarter ended					Year ended
(dollar amounts in millions)	Dec. 31, 2005	Sept. 30, 2005	Dec. 31, 2004	4Q05 vs. 3Q05 (a)	4Q05 vs. 4Q04	Dec. 31, 2005	Dec. 31, 2004	Percent Inc.
Global Asset Management:
Mutual funds	$201	$200	$183	1%	10%	$767	$715	7%
Institutional clients	136	133	115	3	17	520	409	27
Performance fees (institutional clients)	77	41	60	87	30	171	127	35
Private clients	23	22	20	5	16	86	74	17

Total	437	396	378	11	16	1,544	1,325	16
Private Wealth Management:
Private clients	87	83	77	5	14	330	299	10
Mutual funds	–	–	–	–	–	1	1	–

Total	87	83	77	5	14	331	300	11

Total investment management fee revenue	$524	$479	$455	10%	15%	$1,875	$1,625	15%

(a)	Unannualized.

The increases in the Global Asset Management sector compared with the fourth quarter of 2004 and full-year 2004 primarily resulted from net inflows, improved equity markets and a higher level of performance fees. The increase compared with the full-year 2004 was also impacted by acquisitions. The increase compared with the third quarter of 2005 was primarily driven by higher performance fees. The increases in mutual fund fee revenue primarily reflect improved equity markets in 2005 and inflows of institutional money market funds, primarily in the second half of 2005. Performance fees increased $17 million in the fourth quarter of 2005 compared with the fourth quarter of 2004, $36 million compared with the third quarter of 2005, and $44 million in the full-year 2005 compared with the full-year 2004. The increase in performance fees principally reflects an increasing number of new client mandates that provide us with the opportunity to earn performance fees, as well as continued strong investment performance. Our institutional investment managers have the opportunity to earn performance fees when the investment performance of their products exceeds various benchmarks and satisfies other criteria. Performance fees are generally highest in the fourth quarter when many annual computation periods end. The increases in the Private Wealth Management sector compared with the fourth quarter of 2004 and full-year 2004 reflect improved equity markets, net new business and the impact of acquisitions. The increase compared with the third quarter of 2005 was primarily driven by net new business.

Mellon Reports Earnings

Jan. 18, 2006

Changes in market value of assets under management (in billions)	Fourth quarter 2005	Full-year 2005
Market value of assets under management at beginning of period	$766	$707
Net inflows (a):
Long-term	7	20
Money market/securities lending	1	43

Total net inflows	8	63
Net market appreciation (a)(b)	6	10
Acquisitions	1	1

Market value of assets under management at Dec. 31, 2005 (a)	$781	$781

(a)	Preliminary.
(b)	Includes the effect of changes in foreign exchange rates.

Market Indices	Quarter ended			Fourth quarter 2005 compared with
	Dec. 31, 2005	Sept. 30, 2005	Dec. 31, 2004	Sept. 30, 2005	Dec. 31, 2004
S&P 500:
Period-end	1248	1229	1212	2%	3%
Daily average	1231	1224	1163	1%	6%
FTSE:
Period-end	5619	5478	4814	3%	17%
Daily average	5431	5312	4712	2%	15%

Distribution and service fees

Distribution and service fees earned from mutual funds are calculated as a percentage of the average assets of the mutual fund investment portfolios managed or administered by Mellon, and are reported in the Global Asset Management sector. These fees, which include 12b-1 fees, fluctuate with the overall level of net sales, the relative mix of sales between share classes and the funds’ market values. These fees increased $22 million in the fourth quarter of 2005 compared with the fourth quarter of 2004, $8 million compared with the third quarter of 2005 and $48 million in the full-year 2005 compared with the full-year 2004. The increase in distribution and service fee revenue compared with all prior periods primarily reflects higher market values and higher sales volumes of mutual funds.

Institutional trust and custody revenue

Institutional trust and custody fees are reported primarily in the Asset Servicing sector. These fees increased $51 million, or 31%, in the fourth quarter of 2005 compared with the fourth quarter of 2004, $17 million, or 8% (unannualized), compared to the third quarter of 2005, and $150 million, or 24%, in the full-year 2005 compared with the full-year 2004. The increases compared with the fourth quarter of 2004 and full-year 2004 primarily resulted from net new business and improved market conditions, as well as the acquisition of DPM and the September 2005 acquisition of the remaining 50% interest in Mellon Analytical Solutions (MAS), formerly a 50/50 joint venture. The increase compared with the third quarter of 2005 resulted primarily from the acquisition of MAS, net new business and improved market conditions.

Mellon Reports Earnings

Jan. 18, 2006

Securities lending revenue, included in institutional trust and custody revenue, totaled $26 million in the fourth quarter of 2005, an increase of $8 million compared with the fourth quarter of 2004 and $1 million compared with the third quarter of 2005 and totaled $108 million in the full-year 2005, an increase of $32 million, or 42%, from $76 million in the full-year 2004. The increase in securities lending revenue compared with the fourth quarter and full-year 2004 reflects higher volumes and improved spreads. The increase compared with the third quarter of 2005 primarily resulted from improved spreads. The average level of securities on loan totaled $121 billion in the fourth quarter of 2005 compared with $92 billion in the fourth quarter of 2004 and $120 billion in the third quarter of 2005.

Market value of assets under administration or custody at period-end
(dollar amounts in billions)	Dec. 31, 2005		Sept. 30, 2005		June 30, 2005		March 31, 2005	Dec. 31, 2004
Market value of assets under administration or custody (a)	$3,908	(b)	$3,777	(b)	$3,450	(b)	$3,293	$3,233

S&P 500 Index - period-end	1248		1229		1191		1181	1212

(a)	Includes the assets under administration or custody of CIBC Mellon Global Securities Services, a joint venture between Mellon and the Canadian Imperial Bank of Commerce, of $667 billion, $655 billion, $601 billion, $539 billion and $512 billion. Also includes the assets of ABN AMRO Mellon Global Securities Services B.V., a joint venture between Mellon and ABN AMRO, of $522 billion, $491 billion, $436 billion, $428 billion and $422 billion.
(b)	Excludes assets of $333 billion at Dec. 31, 2005, $328 billion at Sept. 30, 2005 and $310 billion at June 30, 2005 that we manage and are also under administration or custody. These assets are included in assets under management.

Payment solutions & investor services fee revenue

Payment solutions & investor services fee revenue, which consists of cash management revenue, shareholder services revenue, and revenue earned by Mellon Financial Markets, totaled $126 million in the fourth quarter of 2005, a decrease of $12 million compared with the fourth quarter of 2004 and an increase of $4 million compared with the third quarter of 2005. The decrease compared with the fourth quarter of 2004 was due primarily to higher credits for compensating balances for those customers maintaining deposit balances in lieu of paying fees, as well as lower ancillary services revenue and lower processing volumes. The earnings on compensating balances are recognized in net interest revenue. The increase compared with the third quarter of 2005 reflects higher ancillary services revenue partially offset by higher credits for compensating balances in lieu of fees and lower cash management revenue, which was impacted by lower processing volumes. The $41 million decrease in the full-year 2005 compared with the full-year 2004 primarily resulted from lower ancillary services revenue and higher credits for compensating balances in lieu of fees, partially offset by higher cash management revenue, primarily due to revenue generated by the SourceNet acquisition.

Foreign exchange trading revenue

Foreign exchange trading revenue, which is included primarily in the Asset Servicing sector, totaled $46 million in the fourth quarter of 2005, an increase of $5 million, or 10%, compared with the fourth quarter of 2004 and a decrease of $6 million, or 13% (unannualized), compared with the third quarter of 2005. The increase from the fourth quarter of 2004 resulted from improved client volumes. The decrease from the third quarter of 2005 resulted from lower levels of market volatility in key currency exchange rates offset, in part, by improved client volume. Foreign exchange trading revenue totaled $202 million in the full-year 2005, an increase of $16 million, or 9%, from $186 million in the full-year 2004, reflecting improved client volumes.

Mellon Reports Earnings

Jan. 18, 2006

Financing-related revenue

Financing-related revenue, which is primarily included in the Treasury Services/Other Activity sector, includes returns from corporate-owned life insurance; gains or losses on securitizations; letters of credit and acceptance fees; loan commitment fees; and gains or losses on loan sales and lease residuals. Financing-related revenue totaled $31 million in the fourth quarter of 2005, a decrease of $9 million compared with the fourth quarter of 2004 and $3 million compared with the third quarter of 2005. The decrease compared with the fourth quarter of 2004 resulted from lower gains on lease residuals and loan securitizations. The decrease compared with the third quarter of 2005 resulted from lower gains on lease residuals offset, in part, by higher returns on corporate owned life insurance. Financing-related revenue totaled $132 million in the full-year 2005, a $5 million decrease compared with $137 million in the full-year 2004 primarily due to lower gains on loan securitizations, partially offset by higher returns on corporate owned life insurance and higher gains on lease residuals.

Equity investment revenue

Equity investment revenue, which is primarily included in the Treasury Services/Other Activity sector, includes realized and unrealized gains and losses on venture capital and non-venture capital investments, and totaled $18 million in the fourth quarter of 2005, $29 million in the fourth quarter of 2004 and $17 million in the third quarter of 2005. Net gains from venture capital activities totaled $15 million in the fourth quarter of 2005 compared with $28 million in the fourth quarter of 2004 and $18 million in the third quarter of 2005. Equity investment revenue totaled $269 million for the full-year 2005 and $160 million for the full-year 2004, primarily reflecting gains on the sale of our investment in Shinsei Bank of $197 million and $93 million, respectively, recorded in the first quarter of each year. Venture capital realized and unrealized gains totaled $61 million in 2005 compared with $59 million in 2004.

Other revenue

Other revenue totaled $58 million in the fourth quarter of 2005, an increase of $10 million from the fourth quarter of 2004, and $3 million from the third quarter of 2005. The increase compared with the fourth quarter of 2004 includes fee revenue from Affiliated Computer Services, Inc. (ACS) under a transitional services agreement. Other revenue increased to $198 million in the full-year 2005 compared with $174 million in the full-year 2004, primarily reflecting the transitional services agreement.

Net Interest Revenue

Selected net interest revenue data	Quarter ended				Year ended
(dollar amounts in millions)	Dec. 31, 2005	Sept. 30, 2005	Dec. 31, 2004		Dec. 31, 2005		Dec. 31, 2004
Net interest revenue	$123	$118	$116		$485		$466
Tax equivalent adjustment	3	5	5		18		17

Net interest revenue on an FTE basis	$126	$123	$121		$503		$483
Net interest margin	1.85%	1.84%	1.93	%(a)	1.92	%(a)	2.09	%(a)

(a)	Calculated on a continuing operations basis even though the balance sheet, in accordance with GAAP, is not restated for discontinued operations.

The increase in net interest revenue on a fully taxable equivalent (FTE) basis compared with the fourth quarter of 2004 and third quarter of 2005 primarily resulted from a higher level of securities. The increase in net interest revenue on an FTE basis for the full-year 2005 compared with the full-year 2004 primarily reflects a higher level

Mellon Reports Earnings

Jan. 18, 2006

of securities and the cumulative effect of a client exercising its option to extend the term of an existing leverage lease in the second quarter of 2005, partially offset by the impact of a lower net interest margin.

Operating Expense

Fourth quarter 2005 compared with fourth quarter 2004

Summary — Operating expense increased $101 million, or 12%, compared with the fourth quarter of 2004. Operating expense in the fourth quarter of 2004 reflects the previously recorded $17 million sublease loss reserve reduction resulting from Mellon executing a new lease on its Corporate headquarters in Pittsburgh. This reserve reduction is reflected as a reduction to occupancy expense on the income statement. Excluding this sublease loss reserve reduction, operating expense increased 10% compared with the fourth quarter of 2004. The increase in operating expense also reflects a number of factors discussed below, including $36 million from acquisitions, a $26 million increase in distribution and servicing expense and approximately $9 million of expenses incurred by Mellon in providing transitional services to ACS under a transitional services agreement. The ACS expenses are largely offset by reimbursements from ACS, recorded as other revenue. See page 15 for a reconciliation of revenue and expense amounts presented in accordance with GAAP to adjusted non-GAAP revenue and expense amounts.

Staff expense — Staff expense in the fourth quarter of 2005 totaled $464 million, an increase of $30 million, or 7%, compared with the fourth quarter of 2004, primarily resulting from higher employee benefits expense and higher incentive expense, as compensation expense was essentially flat. The total impact from acquisitions on staff expense was $22 million. Employee benefits expense included a $5 million increase in pension expense, as well as higher payroll taxes and higher health benefits expense. The increase in incentive expense resulted from business growth primarily in the Global Asset Management and Asset Servicing sectors, and a $2 million increase in stock option expense.

Non-staff expenses — Non-staff expenses in the fourth quarter of 2005 totaled $452 million, an increase of $71 million, or 18%, compared with the fourth quarter of 2004, resulting from higher distribution and servicing; higher occupancy expense due to the $17 million sublease loss reserve reduction in 2004 discussed above; and higher professional, legal and other purchased services. The higher expenses were primarily in support of business growth and product development, from acquisitions and from providing transitional services to ACS.

Fourth quarter 2005 compared with third quarter 2005

Staff expense in the fourth quarter of 2005 increased $12 million, or 3% (unannualized), compared with the third quarter of 2005, primarily resulting from higher incentive and compensation expense. The increase in incentive expense resulted from business growth, primarily in the Global Asset Management sector. The increase in compensation expense is almost entirely due to the MAS acquisition. Non-staff expenses increased $33 million, or 8%, in the fourth quarter of 2005 compared with the third quarter of 2005. Distribution and servicing expense increased $6 million. The remaining $27 million increase primarily reflects higher expenses incurred in support of business growth and product development and the MAS acquisition.

Mellon Reports Earnings

Jan. 18, 2006

Full-year 2005 compared with full-year 2004

Operating expense totaled $3.417 billion in full-year 2005, an increase of $357 million, or 12%, compared with the full-year 2004, including $116 million, or 4%, from acquisitions. Staff expense increased $189 million primarily due to higher incentive and employee benefits expense, as well as the impact of acquisitions. The increase in non-staff expenses primarily resulted from the same factors discussed in the comparisons to prior quarters, including a $58 million increase in distribution and servicing expense. Acquisitions accounted for increases of $74 million in staff expense and $42 million in non-staff expenses in 2005.

Income Taxes

Mellon’s effective tax rate on income from continuing operations was 32.6% for the fourth quarter of 2005, compared with 30.5% for the fourth quarter of 2004 and 28.6% for the third quarter of 2005. The tax rate in the third quarter of 2005 reflected an after-tax benefit of $9 million, or 2 cents per share, from the favorable resolution of certain state income tax issues. It is currently anticipated that the tax rate for the first quarter of 2006 will be approximately 33%.

Business Sectors

Our lines of business are aggregated into five business sectors, and these sectors are aligned within three business groups. Our Asset Management Group includes the Global Asset Management sector (formerly named the Institutional Asset Management and Mutual Funds sector) and the Private Wealth Management sector. Our Payments and Securities Services Group includes the Asset Servicing sector and the Payment Solutions & Investor Services (PS&IS) sector. Our fifth sector, and third group, is Treasury Services/Other Activity.

Business Groups — Quarterly data (dollar amounts in millions, presented on an FTE basis)

	Total Revenue			Income Before Taxes			Pre-tax Operating Margin
	4Q05	3Q05	4Q04	4Q05	3Q05	4Q04	4Q05	3Q05	4Q04

Asset Management	$678	$629	$595	$218	$187	$163	32%	30%	27%

Payments and Securities Services	460	432	400	90	88	82	19	20	20

Treasury Services/Other Activity	106	109	118	15	12	57	N/M	N/M	N/M

Total	$1,244	$1,170	$1,113	$323	$287	$302	26%	24%	27%

N/M — Not meaningful for this disclosure.

Business Groups — Full-year data (dollar amounts in millions, presented on an FTE basis)

	Total Revenue		Income Before Taxes		Pre-tax Operating Margin
	2005	2004	2005	2004	2005	2004

Asset Management	$2,466	$2,166	$744	$633	30%	29%

Payments and Securities Services	1,757	1,581	387	376	22	24

Treasury Services/Other Activity	617	530	273	219	N/M	N/M

Total	$4,840	$4,277	$1,404	$1,228	29%	29%

N/M — Not meaningful for this disclosure.

Mellon Reports Earnings

Jan. 18, 2006

Asset Management Group

Mellon’s Asset Management Group consists of those lines of business that offer investment management and wealth management services to large corporations, institutional customers and high net worth individuals.

Income before taxes for the Asset Management Group increased 35% compared with the fourth quarter of 2004 and 17% (unannualized) compared with the third quarter of 2005. Income before taxes in the full-year 2005 increased 18% compared with the full-year 2004. The results for all periods reflect positive operating leverage.

Total revenue in the fourth quarter of 2005 increased 14% compared with the fourth quarter of 2004 and 8% (unannualized) compared with the third quarter of 2005. Total revenue in the full-year 2005 increased 14% compared with the full-year 2004. The increases compared with all prior periods are primarily due to improved equity markets, net new business, net inflows and higher performance fees. The increase compared with the full-year 2004 was also impacted by acquisitions.

Payments and Securities Services Group

Mellon’s Payments and Securities Services Group consists of those lines of business that primarily offer trust and custody and related services, investment manager solutions, global cash management services and shareholder services.

Income before taxes for the Payments and Securities Services Group increased 10% compared with the fourth quarter of 2004 and 1% (unannualized) compared with the third quarter of 2005. Income before taxes in the full-year 2005 increased 3% compared with the full-year 2004.

Total revenue in the fourth quarter of 2005 increased 15% compared with the fourth quarter of 2004 and 6% (unannualized) compared with the third quarter of 2005. Total revenue in the full-year 2005 increased 11% compared with the full-year 2004. The increases in total revenue for all periods reflect higher revenue in the Asset Servicing sector while revenue in the PS&IS sector improved compared with the third quarter of 2005. For a discussion of the fee revenue activity in the Asset Servicing and PS&IS sectors, see the institutional trust and custody revenue, foreign exchange trading revenue and payment solutions and investor services fee revenue discussions on pages 8 and 9.

Treasury Services/Other Activity

Treasury Services/Other Activity includes lines of business which offer financing services such as credit products to corporations, insurance premium financing and commercial real estate lending. This sector also includes business exits, venture capital and other activity not fully allocated for management reporting purposes to a particular line of business.

Results for the Treasury Services/Other Activity sector primarily reflect the following activity:

•	Venture capital net gains which totaled $15 million in the fourth quarter of 2005, $28 million in the fourth quarter of 2004 and $18 million in the third quarter of 2005.
•	Credit quality expense totaled $5 million in the fourth quarter of 2005, negative $4 million in the fourth quarter of 2004 and $12 million in the third quarter of 2005. The fourth and third quarters of 2005 reflect the credit loss provision resulting from credit losses on regional airline leases.
•	The $17 million sublease loss reserve reduction recorded in the fourth quarter of 2004 related to Mellon’s leased headquarters building in Pittsburgh.
•	Full-year 2005 and full-year 2004 included the gains of $197 million and $93 million, respectively, on the sale of our investment in Shinsei Bank.

Mellon Reports Earnings

Jan. 18, 2006

Nonperforming Assets

Nonperforming assets totaled $16 million at Dec. 31, 2005 compared with $37 million at Sept. 30, 2005 and $29 million at Dec. 31, 2004. The decreases compared with the prior periods primarily resulted from credit losses recorded on regional airline leases and principal payments. At Dec. 31, 2005, total nonperforming loans and leases were comprised of $13 million of regional airline leases and $3 million of various smaller loans.

Provision and Reserve for Credit Exposure

The provision for credit losses totaled $5 million in the fourth quarter of 2005, compared with a negative provision of $4 million in the fourth quarter of 2004 and a provision of $12 million in the third quarter of 2005. The provision in the fourth quarter of 2005 primarily resulted from $14 million of net credit losses recorded on regional airline leases, offset in part by previously established reserves. The reserve for loan losses was $63 million at Dec. 31, 2005, compared with $80 million at Sept. 30, 2005 and $98 million at Dec. 31, 2004. The reserve for unfunded commitments was $78 million at Dec. 31, 2005, compared with $77 million at Sept. 30, 2005 and $67 million at Dec. 31, 2004. In the fourth quarter of 2005, we designated approximately $565 million of large corporate real estate loans as held for sale. The loans, net of a $5 million reserve for loan losses, were reclassified to Other Assets.

Discontinued Operations

On March 16, 2005, we announced the signing of a definitive agreement to sell our human resources (HR) consulting practices, benefits administration and business process outsourcing businesses to ACS. The sale closed on May 26, 2005. In the first quarter of 2005, we applied discontinued operations accounting to these businesses that were included in the former Human Resources & Investor Solutions sector.

In accordance with GAAP, the results of these businesses are reflected as discontinued operations in all income statements presented. Because the lines of business included in discontinued operations were discrete lines of business providing services no longer provided by Mellon’s continuing lines of business, the disposition of these businesses has no material impact on continuing operations going forward. All information in this earnings release reflects continuing operations, unless otherwise noted.

Mellon Reports Earnings

Jan. 18, 2006

Supplemental Information - Reconciliation of Reported Revenue and Expense Amounts to Adjusted Non-GAAP Revenue and Expense Amounts

Reported Amounts are presented in accordance with GAAP. We believe that this supplemental adjusted non-GAAP information is useful to the investment community in analyzing the financial results and trends of ongoing operations. We believe it facilitates comparisons with prior periods and reflects the principal basis on which our management monitors financial performance. See the table below for a reconciliation of full-year 2005 and 2004 revenue and expense amounts presented in accordance with GAAP to adjusted non-GAAP revenue and expense amounts, which exclude these items. We do not believe any adjustments to Reported Amounts from the fourth quarter of 2005 and the third quarter of 2005 are necessary to facilitate comparisons with prior quarterly periods, and we have made no adjustments to Reported Amounts for the purpose of our internal assessment of quarterly financial performance.

Supplemental information	Year-ended
	Dec. 31, 2005				Dec. 31, 2004
(in millions)	Reported Amounts	Adjustments		Adjusted Amounts	Reported Amounts	Adjustments		Adjusted Amounts
Noninterest revenue:
Fee and other revenue	$4,295	$(197	) (a)	$4,098	$3,744	$(93	) (d)	$3,651
Gains on sales of securities	1	–		1	8	–		8

Total noninterest revenue	4,296	(197)		4,099	3,752	(93)		3,659

Net interest revenue	485	–		485	466	–		466
Provision for credit losses	19	–		19	(11)	–		(11)

Net interest revenue after provision for credit losses	466	–		466	477	–		477

Operating expense:
Staff expense	1,764	–		1,764	1,575	–		1,575
Net occupancy expense	236	(2	) (b)	234	235	(6	) (e)	229
Other expense	1,417	(13	) (c)	1,404	1,250	(20	) (e)(f)	1,230

Total operating expense	$3,417	$(15)		$3,402	$3,060	$(26)		$3,034

(a)	Reflects the gain from the sale of our remaining investment in Shinsei Bank recorded in the first quarter.
(b)	Reflects an additional charge associated with the move to the new Mellon Financial Centre in London recorded in the first quarter.
(c)	Includes the $10 million charge associated with the early extinguishment of debt and a $3 million additional writedown of a business previously identified as held for sale, recorded in the first quarter.
(d)	Reflects the gain from the sale of approximately 35% of our investment in Shinsei Bank recorded in the first quarter.
(e)	Reflects the initial charge associated with the move to the new Mellon Financial Centre in London ($23 million in net occupancy expense and $1 million in other expense) recorded in the second quarter, partially offset by the $17 million sublease loss reserve reduction recorded in the fourth quarter related to Mellon’s leased headquarters building in Pittsburgh.
(f)	Reflects the $19 million charge associated with a writedown of two small non-strategic businesses held for sale, one of which was sold in 2004, recorded in the first quarter.